UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2016

ELEVEN BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36296	26-2025616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 400 Cambridge, MA	2142
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 871-9911
None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2016, in connection with the previously announced resignation of Eric Furfine as the Chief Scientific Officer of Eleven Biotherapeutics, Inc. (the “Company”), Dr. Furfine and the Company entered into a Separation and Release of Claims Agreement and a Consulting Agreement. The Separation and Release of Claims Agreement sets forth the terms of Dr. Furfine’s resignation, effective as of February 5, 2016, including a general release of claims against the Company arising out of his employment with or resignation from the Company. Under the Separation and Release of Claims Agreement, the Company agreed to provide Dr. Furfine a 2015 year-end bonus in an amount determined by the Company’s Board of Directors, to be paid at such time as the Company pays 2015 year-end bonuses to its active employees, and to engage Dr. Furfine as a consultant pursuant to the Consulting Agreement. Under the Consulting Agreement, Dr. Furfine has agreed to provide consulting and advisory services to the Company for a term of two years. Either the Company or Dr. Furfine can terminate the Consulting Agreement at any time with specified notice to the other party. In consideration for such services under the Consulting Agreement, the Company agreed to grant Dr. Furfine an option to purchase 5,000 shares of the Company’s common stock, vesting over two years, and to provide that the vesting under Dr. Furfine’s Incentive Stock Option Agreement dated February 14, 2013 will continue under its existing terms and for so long as Dr. Furfine continues to be an employee, officer or director of, or consultant or advisor to, the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEVEN BIOTHERAPEUTICS, INC.

Date: February 8, 2016	By:	/s/ Abbie C. Celniker
Abbie C. Celniker, Ph.D. President & Chief Executive Officer

ActiveUS 151702561v.1